UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONSOLIDATED WATER CO. LTD.

(Name of Registrant as Specified In Its Charter)

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CONSOLIDATED WATER CO. LTD.

Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands

Notice of Annual General Meeting of Shareholders
to be held on Wednesday, May 29, 2013

Notice is hereby given that the Annual General Meeting of Shareholders of Consolidated Water Co. Ltd. (the “Company”) will be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Wednesday, May 29, 2013, for the purpose of considering and acting upon the following matters:

1.	The election of one Group I director to the Board of Directors;
2.	Advisory vote on executive compensation;
3.	The ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, at the remuneration to be determined by the Audit Committee of the Board of Directors; and
4.	Such other business as may properly come before the meeting.

Admittance to the meeting will be limited to shareholders. The Board of Directors has fixed the close of business on March 26, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting. EACH SHAREHOLDER IS URGED TO SUBMIT A PROXY AS SOON AS POSSIBLE VIA EITHER THE INTERNET OR MAIL. ALL PROXIES (AND ANY POWER OF ATTORNEY OR OTHER AUTHORITY UNDER WHICH IT IS SIGNED, OR A NOTARIZED COPY OF SUCH AUTHORITY) MUST BE DEPOSITED BY MAIL AT THE FOLLOWING ADDRESS: VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 OR ELECTRONICALLY AT WWW.PROXYVOTE.COM AT LEAST 24 HOURS BEFORE THE MEETING IN ORDER TO BE VOTED AT THE MEETING. SHAREHOLDERS WHO EXECUTE A PROXY MAY ATTEND THE MEETING. ATTENDANCE AT THE MEETING WILL AUTOMATICALLY REVOKE A SHAREHOLDER’S PREVIOUSLY SUBMITTED PROXY. THEREFORE, A SHAREHOLDER WHO ATTENDS THE MEETING WILL NEED TO VOTE HIS, HER OR ITS SHARES AT THE MEETING IN ORDER FOR HIS, HER OR ITS SHARES TO BE COUNTED. IN THE CASE OF JOINT HOLDERS, THE VOTE OF THE SENIOR HOLDER WHO TENDERS A VOTE, WHETHER IN PERSON OR BY PROXY, SHALL BE ACCEPTED TO THE EXCLUSION OF THE VOTES OF THE OTHER JOINT HOLDERS, AND FOR THIS PURPOSE SENIORITY SHALL BE DETERMINED BY THE ORDER IN WHICH THE NAMES OF THE HOLDERS STAND IN THE REGISTER.

By Order of the Board of Directors,

Wilmer F. Pergande
Chairman of the Board
April 15, 2013

Enclosures

CONSOLIDATED WATER CO. LTD.

Annual General Meeting of Shareholders
Wednesday, May 29, 2013
Proxy Statement

This Proxy Statement has been prepared and is distributed and made available by the board of directors (the “Board of Directors”) of Consolidated Water Co. Ltd. (the “Company”) in connection with the solicitation of proxies for the Annual General Meeting of Shareholders of the Company (the “Annual General Meeting”) to be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Wednesday, May 29, 2013, and any adjournment or postponement thereof for the purpose set forth in the accompanying Notice of Annual General Meeting of Shareholders.

This Proxy Statement and the accompanying form of proxy will be distributed to shareholders, and will be made available for viewing, downloading and printing by shareholders at www.proxyvote.com, on or about April 15, 2013. The Company will bear the cost of the solicitation of proxies.

Only holders of record of the Company’s Ordinary Shares, par value CI$0.50 per share (the “Ordinary Shares”), and the Company’s Redeemable Preference Shares, par value CI$0.50 per share (the “Redeemable Preference Shares”), on the books of the Company at the close of business on March 26, 2013, are entitled to vote at the Annual General Meeting. On that date, there were 14,633,602 Ordinary Shares and 29,761 Redeemable Preference Shares issued and outstanding. Our Ordinary Shares and Redeemable Preference Shares are referred to as “common stock” and “redeemable preferred stock”, respectively, in our consolidated financial statements prepared in accordance with United States generally accepted accounting principles. All matters that come before this Annual General Meeting will be decided by a poll that will be demanded in each case by Frederick W. McTaggart or David W. Sasnett, the persons who are appointed proxies in the proxy card which accompanies this Proxy Statement. Each shareholder of record is entitled to one vote for each Ordinary Share or Redeemable Preference Share (collectively, the “Shares”) held on all polled matters that come before the Annual General Meeting. The holders of 33 1/3% of the issued and outstanding Shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

For Proposal 1, the election of one director, the nominee shall be elected as a director if the number of Shares cast “for” such nominee’s election exceeds the number of Shares voted “against” such nominee’s election. The approval of holders of at least a majority of the Shares cast is required for: (i) Proposal 2, the advisory vote on executive compensation; and (ii) Proposal 3, the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Abstentions and “broker non-votes” (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) are not treated as votes cast and, therefore, will not affect the outcome of the vote.

Shares represented by a properly executed proxy must be received not later than 24 hours before the scheduled time of the meeting and, if received in time to permit its use at the meeting or any postponement or adjournment thereof, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the Shares represented by the proxy will be voted (i) “for” the election of the nominee for director; (ii) “for” the approval of executive compensation; and (iii) “for” the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm.

A shareholder of record who has given a proxy may revoke it at any time before it is voted at the meeting by giving written notice of such revocation to the office of the Secretary of the Company, or by executing and delivering to the Company not later than 24 hours before the scheduled time of the meeting a proxy bearing a later date. A proxy automatically will be revoked if a shareholder attends the meeting.

Shareholders may, by electronic means via the Internet or by mail, appoint a proxy to vote Shares as more fully described below:

•	By Internet: Go to www.proxyvote.com and follow the instructions. Shareholders should have their proxy card available when accessing the site.
•	By Mail: If shareholders have received a proxy card, shareholders should mark their vote, sign their name exactly as it appears on the proxy card, date the card and return it in the envelope provided.

Unless otherwise indicated herein, all references to “$” are to United States dollars.

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PROPOSAL 1

Election of Group I Director

The shareholders of the Company will vote on the election of one Group I director at the Annual General Meeting. The nominee listed below has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual General Meeting. If prior to the Annual General Meeting, the nominee should become unavailable to serve, the proxies in his favor will be void. The Board of Directors knows of no reason to anticipate that this will occur.

In accordance with the Articles, the Board of Directors is divided into three groups, designated Group I, Group II and Group III. At the 2013 Annual General Meeting, shareholders will vote on the election of the Group I director. Directors in Group II and Group III will be eligible for reelection at the Company’s Annual General Meetings in 2014 and 2015, respectively. Each group, upon election, serves for a three-year term.

The affirmative vote of the holders of a majority of the Shares cast at the Annual General Meeting is required to elect the director. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote. Unless shareholders specify otherwise on the accompanying proxy, it will be voted “FOR” the Group I nominee listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEE LISTED BELOW.

Information regarding Group I Director.

Brian E. Butler, age 63, has been a director of our Company since 1983. Mr. Butler, a full time resident of the Cayman Islands, has since 1977 directed a consortium of property development companies presented under the Butler name specializing in luxury resort projects in the Cayman Islands, the Turks and Caicos Islands and British Columbia, Canada.

Mr. Butler was selected to serve as a member of our Board of Directors because of his over 40 years’ experience as a property developer, 35 of those in the Caribbean and his knowledge of and business connections on the Cayman Islands.

Information Regarding Group II Directors — For Informational Purposes — Not to be Elected at the 2013 Annual General Meeting

Carson K. Ebanks, age 57, became the Cayman Islands government nominated director of our Company in May of 2001. Mr. Ebanks was the Director of Planning for the Cayman Islands from 1991 – 1997. Since 1997, he served the Cayman Islands Government as a Chief Officer and, when he retired in November 2011, he was Chief Officer for the Ministry of Finance, Tourism and Development. Mr. Ebanks is a Justice of the Peace, a Fellow of the Royal Geographic Society and a member of the American Planning Association and a member of the Most Excellent Order of the British Empire. He holds a Bachelor of Environmental Studies (Hons. Urban and Regional Planning — Peace and Conflict Studies Minor) from the University of Waterloo and a Master of Arts — Planning in Community and Regional Planning from the University of British Columbia. He is a trustee of the National Gallery of the Cayman Islands and is the Secretary General of the Cayman Islands Olympic Committee. Mr. Ebanks has served on the Boards of the Trustee of Cayman Islands National Museum, the Cayman Islands Airports Authority, the Cayman Islands Port Authority, Cayman Islands Turtle Farm, Cayman Islands Airways, the Cayman Islands Civil Service Co-operative Credit Union, the Housing Development Corporation, the Water Authority-Cayman and the National Roads Authority.

Mr. Ebanks, who was nominated to serve on our Board of Directors by the Cayman Islands government, was selected to serve as a member of our Board of Directors because of his knowledge of government affairs, connections within the Cayman Islands government and his experience in the water industry.

Richard L. Finlay, age 54, has served as a director of our Company since 1995. Mr. Finlay is an attorney and notary public and has practiced law in the Cayman Islands since 1992. Prior to that, Mr. Finlay served as Director of Legal Studies of the Cayman Islands Government from 1989 to 1992. From 1983 to 1989, Mr. Finlay was a partner with a Canadian law firm located in Regina, Canada. Mr. Finlay has served as the Cayman Islands’ representative to the International Company and Commercial Law Review and is a former editor of the Cayman Islands Law Bulletin.

Mr. Finlay was selected to serve as a member of our Board of Directors because of his knowledge of our Company and experience as a corporate lawyer, practicing in the Cayman Islands and abroad.

Clarence B. Flowers, Jr., age 57, has been a director of our Company since 1991. Mr. Flowers is, and has been since 1985, the principal of Orchid Development Company, a real estate developer in the Cayman Islands. Mr. Flowers also serves as a director of C.L. Flowers & Sons, which is the largest manufacturer of wall systems in the Cayman Islands, and Cayman National Bank, a retail bank.

Mr. Flowers was selected to serve as a member of our Board of Directors because of his over 40 years of experience in the construction industry as a real estate developer in the Cayman Islands.

Frederick W. McTaggart, age 50, has been a director of our Company since 1998, President since October 2000 and Chief Executive Officer since January 1, 2004. Mr. McTaggart served as Chief Financial Officer of the Company from February 2001 to January 1, 2004. From April 1994 to October 2000, Mr. McTaggart was the Managing Director of the Water Authority — Cayman, the government-owned water utility serving certain areas of the Cayman Islands. From March 1987 to April 1994 he held the positions of Deputy Director and Operations Engineer with the Water Authority — Cayman. He received his B.S. degree in Building Construction from the Georgia Institute of Technology in 1985. Mr. McTaggart is the brother of Mr. Gregory S. McTaggart, the Vice President of Cayman Operations.

Mr. McTaggart was selected to serve as a member of our Board of Directors because of his technical and managerial experience in the water industry, and his experience as the principal executive officer of the Water Authority — Cayman.

Information Regarding Group III Directors — For Informational Purposes — Not to be Elected at the 2013 Annual General Meeting

Wilmer F. Pergande, age 73, has been a director of our Company since 1978 and Chairman since November 2009. He has more than 45 years of management and engineering experience in the desalinization industry. Mr. Pergande is the principal of WF Pergande Consulting LLC currently providing consulting engineering services in the areas of chemical separations, desalination and fluid dynamics technologies. He retired in 2006 as the Global Leader for Desalination and Process Equipment for GE Infrastructure, Water and Process Technologies, a water desalination and treatment division of GE, which position he held since 2002. From 1995 to 2001, Mr. Pergande held the position of Vice-President of Business Development & Special Projects, and CEO of their desalinization business subsidiary, of Osmonics, Inc., a publicly-traded water treatment and purification company, until its acquisition by General Electric Co. Before joining Osmonics, Mr. Pergande was the Chief Executive Officer of Licon International, Inc., a publicly traded manufacturer of chemical separation and processing equipment from 1992 to 1995. Previously, Mr. Pergande was the President of Mechanical Equipment Company, Inc. from 1978 to 1992, and held managerial, executive and engineering positions from 1964 to 1977 with AquaChem Inc., both companies being manufacturers of seawater desalination equipment. He has been a Director of the International Desalination Association for three terms and also served as its Treasurer and Secretary.

Mr. Pergande was selected to serve as a member of our Board of Directors because of his management and engineering experience in the desalinization industry, and for his organizational, sales and marketing skills.

David W. Sasnett, age 56, has served as a director of our Company since December 2004 and in June 2006 became our Executive Vice President and Chief Financial Officer. In 2005 and 2006 Mr. Sasnett was the Chief Financial Officer of VoIP, Inc., a publicly-traded provider of communication services utilizing voice over internet protocol technology. During 2004, he was the Vice President of Finance and Controller for MasTec, Inc., a specialty contractor and infrastructure provider traded on the New York Stock Exchange. Mr. Sasnett was the Chief Financial Officer of Catalina Lighting, Inc., a publicly-traded manufacturer and distributor of residential lighting and other consumer products from 1996 to 2002. Mr. Sasnett’s experience also encompasses more than 12 years with the auditing and consulting firm of Deloitte & Touché, LLP. In March 2013 Mr. Sasnett was appointed to the Board of Directors of DubLi, Inc.

Mr. Sasnett was selected to serve as a member of our Board of Directors because of his accounting, auditing and consulting background and his experience as principal financial officer of several publicly-traded entities.

Leonard J. Sokolow, age 56, became a director of our Company on June 1, 2006. From November 1999 until January 2007, Mr. Sokolow was CEO and President, and a member of the Board of Directors of vFinance, Inc., a publicly-traded financial services company, which he cofounded. From January 2007 until July 2008, Mr. Sokolow was the Chairman of the Board of Directors and CEO of vFinance, Inc. until it merged into National Holdings Corporation, a publicly traded financial services company. From July 2008 until July 2012, Mr. Sokolow was President of National Holdings Corporation, and since July 2008 has been Vice-Chairman of the Board of Directors of National Holdings Corporation. Since July 2012, Mr. Sokolow has been a consultant and partner at Caribou, LLC, a strategic advisory services firm. Mr. Sokolow was Founder, Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a closed-end 1940 Act management investment company, from 1994 to 1998. From 1988 until 1993, Mr. Sokolow was EVP and General Counsel of Applica, Inc., a publicly-traded appliance marketing and distribution company. From 1982 until 1988, Mr. Sokolow practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked as a CPA for Ernst & Young and KPMG Peat Marwick and since April 2010 he has served as a Director of Alberta Oilsands Inc. (TSX-V: AOS).

Mr. Sokolow was selected to serve as a member of our Board of Directors because of his experience as a director, principal executive officer, his legal, accounting, auditing and consulting background and his qualification as our “audit committee financial expert.”

Raymond Whittaker, age 59, has served as a director of our Company since 1988. Mr. Whittaker was the Managing Director of TransOcean Bank & Trust, Ltd., a bank and trust company located in the Cayman Islands and a subsidiary of Johnson International, Inc., a bank holding company located in Racine, Wisconsin from 1984 to December 2000. He is now the principal of his own company and management firm, FCM Ltd.

Mr. Whittaker was selected to serve as a member of our Board of Directors because of his management, financial and banking experience.

Board Leadership Structure and Risk Oversight

Mr. McTaggart currently serves as our principal executive officer and Mr. Pergande, an independent director, currently serves as the Chairman of the Board of Directors. The Board of Directors has determined that having an independent director serve as Chairman of the Board of Directors is consistent with corporate governance best practices and is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting goals, objectives and agendas to establish priorities and procedures for the work of the Board of Directors.

The Board of Directors is engaged in the oversight of risk through regular updates from Mr. McTaggart, in his role as our Chief Executive Officer, and other members of our management team, regarding those risks confronting us, the actions and strategies necessary to mitigate those risks and the status and effectiveness of those actions and strategies. The updates are provided at regularly scheduled Board of Directors and Committee meetings as well as through more frequent informal meetings that include the Chairman of the Board of Directors, our Board of Directors, our Chief Executive Officer, our Chief Financial Officer, Chief Operating Officer and other members of our management team. The Board of Directors provides insight into the issues, based on the experience of its members, and provides constructive challenges to management’s assumptions and assertions.

Governance of the Company

Pursuant to the Company’s Memorandum of Association, Articles of Association and Cayman Islands law, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board of Directors has determined that the director nominated for re-election and all of the directors whose terms will continue after the Meeting, other than Messrs. McTaggart and Sasnett, are “independent” as such term is defined by the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

The Board of Directors based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations and family and other relationships.

The Company schedules meetings of the Board of Directors quarterly, in conjunction with its Annual General Meeting, and as necessary throughout the year. The Company expects that all directors will attend each meeting, absent a valid reason, such as a scheduled conflict. The Board of Directors held six meetings during 2012.

Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during 2012, and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during 2012.

The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer) and employees. Our Code of Business Conduct and Ethics is posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

If, in the future, the Board of Directors amends the Code of Business Conduct and Ethics or grants a waiver to our principal executive officer, principal financial officer or principal accounting officer with respect to the Code of Business Conduct and Ethics, the Company will post the amendment or a description of the waiver on the “Investors-Governance” section of the Company’s website.

Committees of the Board of Directors

The Board of Directors has the following four committees: (1) Executive, (2) Compensation, (3) Audit and (4) Nominations and Corporate Governance. Except for the Executive Committee, the Board of Directors has adopted a written charter for each of the other committees. Such charters are posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

Executive Committee

The Executive Committee is comprised of Messrs. Finlay, Flowers, McTaggart, Pergande and Whittaker. The Executive Committee did not meet during 2012. The functions of the Executive Committee include meeting to ensure that any matters which must be dealt with before the next Board of Directors meeting are addressed in a timely manner.

Compensation Committee

The Compensation Committee during 2012 was comprised of Messrs. Ebanks, Finlay, Flowers and Whittaker. The Compensation Committee met five times during 2012.

The Compensation Committee is responsible for developing, reviewing and approving the executive compensation program for the Company and its subsidiaries, assessing executive performance, making grants of salary and annual incentive compensation, approving certain employment agreements and reviewing and consulting with the Company’s management regarding the Compensation Discussion and Analysis that is included in the Company’s proxy statement for each annual meeting. The Board of Directors has adopted a written charter for the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee are “independent directors,” as such term is defined under the applicable rules of NASDAQ.

Audit Committee

The Board of Directors has an Audit Committee which is comprised of Messrs. Pergande, Sokolow and Whittaker. The Audit Committee met seven times during 2012.

The Audit Committee assists the Board of Directors in monitoring the financial reporting process, the internal control structure, the independence and performance of the internal audit controls and functions and the independent public accountants and the approval of outside consulting services pertaining to the operating functions of the Company. Its primary duties are to serve as an independent and objective party to monitor the Company’s financial process and internal control system, to review and appraise the audit effort of the Company’s independent accountants and to provide an open avenue of communications among the independent accountants, financial consultants, financial and senior management and the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee and the Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. During the year, the Board of Directors examined the composition of the Audit Committee in light of NASDAQ’s corporate governance rules and the regulations promulgated by the SEC applicable to audit committees. Based upon this examination, the Board of Directors has determined that all members of the Audit Committee are “independent directors” within the meaning of applicable rules and regulations of NASDAQ and the SEC. The Board of Directors has also determined that Mr. Sokolow qualifies as an “audit committee financial expert” as defined under applicable rules and regulations of NASDAQ and the SEC.

Nominations and Corporate Governance Committee

The Board of Directors has a Nominations and Corporate Governance Committee, which is comprised of Messrs. Butler, Pergande and Sokolow. The Nominations and Corporate Governance Committee held five meetings in 2012.

In 2012, the Nominations and Corporate Governance Committee prepared a Succession Policy plan for the Company which was approved by the Board of Directors on February 19, 2013.

The Nominations and Corporate Governance Committee’s duties and responsibilities are as set out in Nominations and Corporate Governance Committee Charter. The Nominations and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and the qualifications of the members of the Board of Directors, establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board of Directors. The Board of Directors has determined that all members of the Nominations and Corporate Governance Committee are “independent directors,” as such term is defined under applicable rules of NASDAQ.

The criteria for the Nominations and Corporate Governance Committee recommending nominees for membership on the Board of Directors is contained in the “Consolidated Water Co. Ltd. Corporate Governance Guidelines” whereby candidates should possess certain applicable qualifications, skills, business experience, personal values, high ethical standards, a commitment to full participation on the Board of Directors and its committees among others and that diversity shall be a commitment in any such recommendations.

To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications in writing to the Secretary of the Company, Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road. P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.

Shareholder Communication with Directors

Shareholders of the Company who want to communicate with the Board of Directors or any individual director may write to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

The letter should include a statement indicating that the sender is a shareholder of the Company. The Secretary will review all shareholder letters with the Board of Directors and depending on the subject matter will:

•	Regularly forward any letter that deals with the function of the Board of Directors or any committees of the Board of Directors (or otherwise appropriate for Board attention) to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information about the Company and stock-related matters; or
•	Based upon the advice of appropriate legal counsel, not forward the letter if it relates to an improper or irrelevant topic.

The Secretary or another member of management of the Company will, at each meeting of the Board of Directors, present a summary of all letters received since the last meeting that were not forwarded to the Board of Directors and will make those letters available to the Board of Directors upon request.

Audit Committee Report

The Audit Committee submits the following report for 2012:

The Committee has reviewed and discussed with both management and the outside auditors the audited consolidated financial statements as of and for the year ended December 31, 2012. The Committee’s review included discussion with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors matters relating to the auditors’ independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Submitted by the Members of the 2012 Audit Committee

Wilmer F. Pergande
Leonard J. Sokolow
Raymond Whittaker

PROPOSAL 2

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires companies that are subject to the SEC’s proxy rules and regulations to hold a shareholder vote to approve, on an advisory (non-binding) basis, the compensation of their named executive officers as disclosed in their proxy statements in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and corporate goals. Please read the “Compensation Discussion and Analysis” and “Additional Information Regarding Executive Compensation” sections beginning on pages 17 and 28, respectively, for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. The Compensation Committee believes the Company’s executive compensation programs have been effective at incentivizing the achievement of financial performance and returns to shareholders.

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2012 Annual General Meeting of Shareholders, approximately 66% of the votes cast on the advisory vote on the executive compensation proposal were cast in favor of our Named Executive Officer compensation as disclosed in the proxy statement for last year’s meeting, and as a result our Named Executive Officer compensation was approved. Our Board of Directors and the Committee reviewed these final vote results and determined that, given the level of support, our 2012 compensation policies and programs, which reflected our compensation philosophy and objectives, were appropriate. However, our Board of Directors and the Committee have determined that the 2013 compensation philosophy and objectives for the Chief Executive Officer should include the consideration of total shareholder return.

We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual General Meeting of Shareholders.

The approval of holders of at least a majority of the Shares cast is required for this Proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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PROPOSAL 3

Ratification of the Selection of Independent Accountants

The Audit Committee has selected Marcum LLP to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and to render other professional services as required, at the remuneration to be determined by the Audit Committee of the Board of Directors.

We are asking our shareholders to ratify the selection of Marcum LLP as our independent registered public accounting firm. Although ratification is not required by our Articles of Association or otherwise, the Board is submitting the selection of Marcum LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of the holders of a majority of the Shares voted at the Annual General Meeting is necessary to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Principal Accounting Fees and Services

The following table shows the fees that the Company and its affiliates paid or accrued for the audit and other services provided by Marcum LLP, for the fiscal years ended December 31, 2012 and 2011.

	2012	2011
Audit	$345,000	$335,000
Audit-Related	—	—
Tax	3,000	3,000
All Other	—	—
Total	$348,000	$338,000

Audit Fees:  This category includes the fees for the examination of the Company’s consolidated financial statements and internal controls, review of the Company’s Annual Report on Form 10-K and the quarterly reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees:  This category consists of services that are closely related to the financial audit process and primarily consists of review of reports filed and to be filed with the U.S. Securities and Exchange Commission and accounting advice relating thereto.

Tax Fees:  This category relates to professional services for tax compliance, tax advice, and tax planning.

All audit and non-audit services performed by Marcum LLP were approved by the Audit Committee. The Audit Committee gives due consideration to the potential effect of non-audit services on maintaining the auditors independence.

The approval of holders of at least a majority of the Shares cast is required for this Proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013, AT THE REMUNERATION TO BE DETERMINED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDERS MATTERS

The table below sets forth the beneficial ownership of our Ordinary Shares, of which 14,633,602 were outstanding as of March 26, 2013 and our Redeemable Preference Shares, of which 29,761 were outstanding as of March 26, 2013 by:

•	each person or entity that we know beneficially owns more than 5% of our Ordinary Shares or Redeemable Preference Shares;
•	each of our directors;
•	our Chief Executive Officer and our Chief Financial Officer during the year ended December 31, 2012, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2012; and
•	all of our executive officers and directors as a group.

Title of Class	Identity of Person or Group		Amount Owned	Percentage of Class
Ordinary Shares	Commonwealth Bank of Australia	(1)	1,158,382	7.92%
Ordinary Shares	Wilmer F. Pergande, Director, Chairman of the Board of Directors	(2)	19,382	*
Ordinary Shares	Frederick W. McTaggart, Director, President and Chief Executive Officer	(3)	159,460	1.09%
Ordinary Shares	David W. Sasnett, Director, Executive Vice President and Chief Financial Officer	(4)	45,772	*
Ordinary Shares	Ramjeet Jerrybandan, Vice President of Overseas Operations	(5)	34,520	*
Ordinary Shares	John Tonner, Vice President and Chief Operating Officer	(6)	11,200	*
Ordinary Shares	Gerard J. Pereira Vice President of Product Technology	(7)	31,682	*
Ordinary Shares	Brian E. Butler, Director		13,171	*
Ordinary Shares	Carson K. Ebanks, Director		2,208	*
Ordinary Shares	Richard L. Finlay, Director		16,095	*
Ordinary Shares	Clarence B. Flowers, Jr., Director		16,527	*
Ordinary Shares	Leonard J. Sokolow, Director	(8)	6,163	*
Ordinary Shares	Raymond Whittaker, Director		23,411	*
Ordinary Shares	Directors and Executive Officers as a Group	(9)	548,931	3.75%
Redeemable Preference Shares	Kenneth Crowley Special Projects Engineer		1,900	6.38%

*	Indicates less than 1%
**	Unless otherwise indicated, to our knowledge, the persons named in the table above have sole voting and investment power with respect to the shares listed. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable under stock options exercisable within 60 days after March 26, 2013 are deemed outstanding for that person but are not deemed outstanding for computing the percentage of ownership of any other person.
(1)	On February 14, 2013, Commonwealth Bank of Australia, on its own behalf and on behalf of Colonial Holding Company Limited, Commonwealth Insurance Holdings Limited, Colonial First State Group Limited and First State Investment Management (UK) Limited, filed a Schedule 13G (“Schedule 13G”) with the Securities and Exchange Commission. The Schedule 13G states that Commonwealth Bank of Australia, Colonial Holding Company Limited, Commonwealth Insurance Holdings Limited, Colonial First State Group Limited and First State Investment Management (UK) Limited share investment and dispositive power of 1,158,382 Ordinary Shares held by First State Investments International Ltd. and First State Investment Management (UK) Limited. The address of Commonwealth Bank of Australia, Colonial Holding Company Limited, Commonwealth Insurance Holdings Limited, and Colonial First State Group Limited is Ground Floor, Tower 1, 201 Sussex Street, Sydney, New South Wales, 2000, Commonwealth of Australia. The address of First State Investment Management (UK) Limited is 23 Street Andrew Square, Edinburgh, EH2 1BB, Scotland.
(2)	Of the 19,382 Ordinary Shares beneficially owned by Mr. Pergande, all have shared investment power.
(3)	Of the 159,460 Ordinary Shares beneficially owned by Mr. Frederick W. McTaggart, 23,334 are issuable upon exercise of stock options within 60 days of March 26, 2013.
(4)	Of the 45,772 Ordinary Shares beneficially owned by Mr. Sasnett, 41,050 are issuable upon exercise of stock options within 60 days of March 26, 2013.
(5)	Of the 34,520 Ordinary Shares beneficially owned by Mr. Jerrybandan, 31,006 are issuable upon exercise of stock options within 60 days of March 26, 2013.
(6)	Of the 11,200 Ordinary Shares beneficially owned by Mr. Tonner, 6,000 are issuable upon exercise of stock options within 60 days of March 26, 2013.
(7)	Of the 31,682 Ordinary Shares beneficially owned by Mr. Pereira, 6,778 have shared investment power and 21,717 are issuable upon exercise of stock options within 60 days of March 26, 2013.
(8)	Of the 6,163 Ordinary Shares beneficially owned by Mr. Sokolow, all have shared investment power.
(9)	Of the 548,931 Ordinary Shares owned by the Directors and executive officers as a group, 39,508 have shared investment power, and 182,105 are issuable upon exercise of stock options within 60 days of March 26, 2013.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2012, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance under:

•	all compensation plans previously approved by our security holders; and
•	all compensation plans not previously approved by our security holders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	315,654	$13.56	1,184,346
Equity compensation plans not approved by security holders	—	—	*
Total	315,654	$13.56	1,184,346

*	This equity compensation plan does not have any limits on the amount of shares reserved for issuance under the plans.

EXECUTIVE OFFICERS

This section provides information concerning the Company’s executive officers:

Name	Position with Consolidated Water
Frederick W. McTaggart(1)	Director, President & Chief Executive Officer
David W. Sasnett(2)	Director, Executive Vice President & Chief Financial Officer
John Tonner	Vice President and Chief Operating Officer
Brent Brodie	Vice President of Sales and Marketing
Ramjeet Jerrybandan	Vice President of Overseas Operations
Gregory S. McTaggart	Vice President of Cayman Operations
Robert B. Morrison	Vice President of Procurement and Logistics
Gerard J. Pereira	Vice President of Product Technology
Douglas R. Vizzini	Vice President of Finance

(1)	For biographical information regarding Mr. McTaggart, see “Information Regarding Group II Directors.”
(2)	For biographical information regarding Mr. Sasnett, see “Information Regarding Group III Directors.”

John Tonner, age 51, became our Chief Operating Officer in September 2011 and was appointed a Vice President of the Company on February 21, 2012. He is the former President and a partner in Water Consultants International, a leading desalination consulting firm. Mr. Tonner began working in the desalination and water treatment industry in 1985, and worked for Cayman Water from 1986 until 1990 where he was responsible for our Company's first seawater reverse osmosis plant. He has broad practical and engineering experience involving all commercially viable desalination processes. Mr. Tonner has published approximately 20 technical papers and lectured extensively on all aspects of desalination technology. He has more than 20 years of experience with reverse osmosis and membrane technology, including reverse osmosis energy recovery techniques. Mr. Tonner has provided due diligence oversight services for the largest desalination projects in Asia, Australia and the Middle East. Mr. Tonner holds an honors degree in Mechanical Engineering from the University of Paisley in Scotland. He has been a member of the International Desalination Association since the late 1980s, serving on the Board of Directors from 1999 until 2004. He was a member of the World Health Organization (WHO) Desalination Technical Committee and served on the U.S. National Academy of Science's Research Committee for Advancing Desalination Technology.

Brent Brodie, age 50, was appointed Director of Sales and Marketing in September 2010 and was promoted to Vice President of Sales and Marketing in 2012. Mr. Brodie's experience includes twelve years serving in a variety of positions with GE Water and Process Technologies, most recently as Capital Equipment Sales Manager for the Caribbean region. Mr. Brodie was responsible for the management of multiple market channels, including Direct Sales, Indirect Distribution, Sales Representatives, Joint Ventures and OEMs. Mr. Brodie received his Bachelor of Science in Chemical Engineering from the University of Minnesota and his Master of Business Administration (Marketing Emphasis) from the University of Michigan, Ann Arbor.

Ramjeet Jerrybandan, age 45, joined our Company in 1998 as the Operations Engineer in Grand Cayman. He was promoted to Operations Manager (Cayman) in 2005 and became our Vice President of Overseas Operations in May 2006. He obtained his Bachelor of Science degree in Industrial Engineering and his Master of Science degree in Engineering Management at the University of the West Indies. Mr. Jerrybandan holds an Advanced Diploma in Business Administration from the Association of Business Executives of London. He also has extensive training in the Information Technology field including industrial automation systems.

Gregory S. McTaggart, age 49, is our Vice President of Cayman Operations. Mr. McTaggart joined our Company in January 1991 as our resident engineer and has served in his current capacity since 1994. For three years before joining us, Mr. McTaggart worked for the Caribbean Utilities Company, the electrical utility on Grand Cayman, as a mechanical engineer. Mr. McTaggart obtained his Bachelor of Mechanical Engineering from the Georgia Institute of Technology in 1986. Mr. McTaggart is the brother of Frederick W. McTaggart, who is the President, Chief Executive Officer and a director of our Company.

Robert B. Morrison, age 59, was appointed Vice President of Procurement and Logistics in November 2010. Mr. Morrison holds the designation “Certified Supply Chain Management Professional” and has more than twenty- five years of experience in the purchasing and logistics field. He joined DesalCo Limited as Purchasing Manager in June of 1996 and held this post until our acquisition of that company in 2003. In March 2003, Mr. Morrison was promoted to Vice President of Purchasing and Information Technology, retaining this post until his acceptance of his current position in 2010. Prior to joining DesalCo Limited, Mr. Morrison was principal Purchasing Officer for the Ministry of Works & Engineering of the Bermuda government and Purchasing Manager for American-Standard in Toronto, Canada.

Gerard J. Pereira, age 42, was appointed Vice President of Product Technology in September 2010. Mr. Pereira obtained his Bachelor of Science and Master of Science in Chemical Engineering from the University of Waterloo, Ontario, Canada and joined Ocean Conversion (Cayman) Limited as Operations Engineer in 1995. He was promoted to Operations Manager of Ocean Conversion (Cayman) Limited in 1998, which post he held until our acquisition of that company. In March 2003, Mr. Pereira was promoted to Vice President of Engineering, retaining this post until his acceptance in 2008 of the Vice President of Sales & Marketing position and subsequently his current position of Vice President of Engineering & Technology in 2012.

Douglas R. Vizzini, age 45, joined our company in 2007 as the Corporate Controller and was promoted to Vice President of Finance in 2012. Mr. Vizzini has over 20 years of experience including more than 8 years with the accounting firm of Deloitte & Touché, LLP and over 12 years as the Corporate Controller for various public companies. Mr. Vizzini obtained a Bachelor of Accounting and Master of Science in Taxation from Florida International University and is a Florida CPA.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making compensation decisions for our Named Executive Officers, as defined under the heading “Additional Information Regarding Executive Compensation.” Specific information regarding the compensation earned by or paid to our Named Executive Officers in 2012 is set forth in a series of tables under the heading “Additional Information Regarding Executive Compensation.” The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Overview of Compensation Program

The Compensation Committee (the “Committee”) of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy, maintaining competitive compensation and structuring compensation to achieve our compensation objectives. Generally, the types of compensation and benefits we provide to our Named Executive Officers are similar to those provided to our other executive officers.

Compensation Philosophy and Objectives

The Committee believes that compensation paid to our Named Executive Officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of our named executives officers’ compensation opportunities are directly related to achievement of our financial and operational goals, such as meeting profitability targets, operating within the capital expenditures budget, securing new projects and keeping current on the industry’s engineering advances in seawater conversion technology, all of which impact shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly skilled and motivated employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at comparable companies.

The Committee believes executives at comparable companies typically receive base salary, an annual bonus, and equity-based compensation, with top executives (i.e., Chief Executive Officers and Chief Financial Officers) also receiving severance payments and, at times, payments upon a change of control. Accordingly, the Committee has determined that the compensation packages that we provide to our executives, including our Named Executive Officers, should include a mix of base salary and equity-based and incentive-based compensation, with our Chief Executive Officer and Chief Financial Officer also receiving severance payments, and our Chief Financial Officer also receiving severance payments upon a change of control.

The Committee seeks to set base salary and total cash compensation (i.e., base salary plus cash bonus) 20 – 25% above the average base salary and average total cash compensation of executives at comparable companies in the United States and the Caribbean to account for the cost of living in the Cayman Islands as compared to that of the United States. Actual payments fall within these parameters. The Committee did not target a certain percentage for equity-based compensation. The severance payments to be made to our Chief Executive Officer and Chief Financial Officer and the change of control payments to be made to our Chief Financial Officer were terms requested by such officers. The Committee agreed to the terms of the severance packages and the change of control arrangement as it believes such terms are similar to the severance packages and change of control arrangements of Chief Executive Officers and Chief Financial Officers of comparable companies.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured our Named Executive Officers’ base salary and equity-based and incentive-based compensation to motivate executives to achieve our business goals and reward the executives for achieving such goals.

In determining the compensation of our Named Executive Officers as set forth in their most recent employment agreements, the Committee reviewed executive compensation data as published in a survey by the National Association of Corporate Directors as well as a report prepared by an independent compensation consultant.

We compete with many companies for top executive-level management and technical talent and have been unsuccessful in the past when we attempted to recruit executives to relocate to the Cayman Islands. As such, the Committee generally sets total compensation targets for our Named Executive Officers who live in the Cayman Islands at 20 – 25% above the compensation paid to similarly situated U.S. executives of comparable companies in order to attract and to retain our Cayman Islands based Named Executive Officers. However, the Committee may set compensation for our Named Executive Officers above or below this standard as dictated by the experience level of the individual and market factors.

In setting the base salaries in the employment agreements of our Chief Executive Officer and Chief Financial Officer, the Committee determined the approximate total average annual cash compensation paid to executives performing similar functions at comparable companies. Such amount was then divided by the respective companies’ annual revenue and income and expressed as a percentage. At the time such salaries were initially established, the chief executive officer’s total annual cash compensation at our Peer Companies (identified below) was approximately 1% of the comparable companies' average annual revenue and 5% of the comparable companies' average annual income and the chief financial officer’s total average annual cash compensation at comparable companies was approximately 0.5% of the comparable companies' average annual revenue and 2.5% of the comparable companies' average annual income. The Committee applied these percentages to our annual revenue and income and then increased the resulting amounts by between 20 – 25%.

In determining and considering adjustments to the base salaries in the employment agreements of our Vice Presidents, our Chief Executive Officer reviewed the average annual salaries paid to executives with similar levels of responsibility within our Peer Companies, taking into account the very limited availability of persons possessing the requisite skills and experience in the local labor market, and gave his recommendation to the Committee. The Committee compared the suggested annual base salary for each of our Vice Presidents to the annual base salaries paid to executives performing similar functions at comparable companies. Because the suggested annual base salary for our Vice Presidents was similar to that paid to executives performing similar functions at comparable companies, the Committee approved the salaries recommended by our Chief Executive Officer.

A significant amount of the total compensation paid to our Named Executive Officers is allocated to incentive-based compensation, as a result of the philosophy and objectives mentioned above.

In furtherance of our compensation philosophy and objectives, the Committee recently engaged Cipher Systems LLC (“Cipher”), an outside financial consulting firm determined to be independent by the Committee, to conduct a review of our total compensation program for our most highly compensated executive officers. The assessment provided by Cipher included comparative compensation information for executive officers at the following companies (our “Peer Companies”), which are located in the U.S. and the Caribbean and had market capitalizations between $150 million and $250 million in 2010:

Company	Location
Antigua Barbuda Airport Authority	Antigua and Barbuda
Artesian Resources Management	U.S.
Caribbean Utilities Company	Cayman Islands
Casella Waste Systems	U.S.
Doral Financial Corporation	Puerto Rico
Echelon Corporation	U.S.
Flow International Corporation	U.S.
FuelCell Energy, Inc.	U.S.
Primus Guaranty, Ltd.	Bermuda
WCA Waste Corporation	U.S.

The following are the key findings of Cipher’s review and analysis:

•	Our executive compensation package is below average when benchmarked against publicly traded U.S. companies in our Peer Group; however, the package is consistent or slightly higher than what is provided by Caribbean-based companies in our Peer Group.

•	Our total compensation as a percentage of annual revenue is higher than most companies in the Peer Group, but remains reasonable at less than 2.5%. This is significantly less than the total compensation of 6.5% of annual revenue for the company with the largest compensation package as a percentage of revenue in the Peer Group.
•	Overall, U.S. companies in the Peer Group have higher compensation packages than their similarly-sized Caribbean counterparts, with Doral Financial Corporation, a Puerto Rico-based bank, being the notable exception.
•	The distribution of compensation among our executive officers is consistent with that of other companies surveyed.

Based on the analysis provided by Cipher, the Committee determined that compensation paid to our Named Executive Officers in 2012 was generally comparable with compensation paid to executive officers at companies in our Peer Group, while within the overall framework of the Committee's philosophy and objectives. The Committee intends to consider the information provided by Cipher when making compensation decisions regarding our Named Executive Officers on a going-forward basis.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer determines the base salary and bonuses for each of our Vice Presidents, our Chief Operating Officer and our Chief Financial Officer. However, our Chief Executive Officer must obtain the approval of the Compensation Committee for any bonus amount to the paid to our Vice President of Cayman Operations, our Vice President of Overseas Operations or our Chief Financial Officer in excess of the maximum bonus amount that can be solely approved by our Chief Executive Officer pursuant to the terms of the employee agreements for these officers. The Compensation Committee must approve any compensation components for our Vice Presidents, Chief Operating Officer and Chief Financial Officer other than base salary or bonus. Our Chief Executive Officer is not involved with the setting of compensation for himself.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation, commonly known as a “say-on-pay” vote, and our first advisory vote on the frequency of the say-on-pay vote, commonly known as the “say-when-on-pay” vote, at our 2011 Annual General Meeting of Shareholders. Although the Company was not required under the SEC’s rules to conduct such votes because the Company was classified as a foreign private issuer until December 31, 2012, the Board of Directors determined that it was important to solicit shareholder opinion on executive compensation matters.

We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual General Meeting of Shareholders. Accordingly, we conducted a say-on-pay vote at the 2012 Annual General Meeting of Shareholders. While this vote was not binding on the Company, our Board of Directors or the Committee, we believe that it is important for our shareholders to have an opportunity to vote on executive compensation as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation. Our Board of Directors and the Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2012 Annual General Meeting of Shareholders, approximately 66% of the votes cast on the advisory vote on executive compensation proposal were cast in favor of our Named Executive Officer compensation as disclosed in the proxy statement, and as a result our Named Executive Officer compensation was approved. Our Board of Directors and the Committee reviewed these final vote results and determined that, given the level of support, our compensation policies and programs were appropriate to reflect our compensation philosophy and objectives. However, our Board of Directors and the Committee have determined that the 2013 compensation philosophy and objectives for the Chief Executive Officer should include the consideration of total shareholder return.

2012 Executive Compensation Components

For the fiscal year ended December 31, 2010, 2011 and 2012, the principal components of compensation for our Named Executive Officers were:

•	base salary;
•	incentive-based compensation;
•	retirement and other benefits; and
•	perquisites and other personal benefits.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data the Committee reviewed for similar positions and the overall market demand for such executives at the time of hire or entry into employment agreements. As with total compensation, we believe that executive base salaries should be competitive with the salaries paid to executives at comparable companies. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy and objectives.

Base salaries are reviewed annually and increased based upon (i) a need to realign base salaries with market levels for the same positions at comparable companies; (ii) an internal review of the executive’s compensation, both individually and relative to other executive officers; (iii) the individual performance of the executive and (iv) an assessment of whether significant corporate goals were achieved. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Incentive-Based Compensation

Annual Bonus.  A significant amount of total compensation for which our Named Executive Officers are entitled is comprised of an annual bonus. The current employment agreements with our Named Executive Officers do not provide quantitative limits on the annual bonus amounts payable. The current employment agreement with our Chief Executive Officer provides that the annual bonus amount paid cannot exceed 100% of the base salary payable under such employment agreement.

As the employment agreements of our Named Executive Officers come up for renewal, the Committee plans to review the information to be provided by Cipher to determine if our Named Executive Officers’ compensation levels are competitive and have the right mix of incentive-based compensation.

Frederick W. McTaggart, Chief Executive Officer

Our Chief Executive Officer’s bonus for 2010, 2011 and 2012 was determined at the sole discretion of the Company’s Board of Directors. The amount of the 2010, 2011 and 2012 annual bonus was calculated by the Board of Directors based upon their assessment of the performance of Mr. McTaggart in the following areas, which are believed to be moderate to difficult goals, with the correlating value assigned to each factor for each year noted:

Mr. McTaggart’s 2010 Goals
1.	The Company exceeding budgeted Net Income for 2010, excluding the earnings (loss) from OC-BVI. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the net income and earnings per share targets were achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 15% of his base salary. The Company did not achieve this goal.
2.	The Company exceeding “Adjusted Revenue” defined as budgeted Revenues for 2010 adjusted to exclude Energy Pass-Through Costs and Additions for 2010. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The

Board of Directors determined that if the “Adjusted Revenue” target was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 15% of his base salary. The Company achieved this goal.
3.	The Company achieving a “Net Income Margin” in 2010 that exceeded the Net Income Margin for 2009. Net Income Margin is defined as Net Income divided by Revenues. The Net Income Margin for 2009 was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the Net Income Margin was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 25% of his base salary. The Company achieved this goal.
4.	The Company completing capital projects under budget and on schedule for 2010, as approved and/or adjusted by the Board of Directors from time to time. The amount budgeted and time schedule were considered to be the minimum thresholds, but there was no maximum thresholds established for this target. The Company did not achieve this goal.
5.	The Company completing negotiations and renewing its retail water license on terms approved by the Board of Directors before the license’s July 2010 expiration date. The Board of Directors determined that if the retail license was renewed Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company did not achieve this goal.
6.	The Company obtaining at least one new capital project in 2010 on terms approved by the Board of Directors. The Board of Directors determined that if a capital project was obtained Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company did not achieve this goal.
Mr. McTaggart’s 2011 Goals
1.	The Company exceeding budgeted Net Income for 2011, excluding the earnings (loss) from OC-BVI. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the net income and earnings per share targets were achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company achieved this goal.
2.	The Company exceeding “Adjusted Revenue” defined as budgeted Revenues for 2011 adjusted to exclude Energy Pass-Through Charges for 2011. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the “Adjusted Revenue” target was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company achieved this goal.
3.	The Company achieving a “Net Income Margin” in 2011 that exceeded the Net Income Margin for 2010. Net Income Margin is defined as Net Income divided by Revenues. The Net Income Margin for 2010 was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the Net Income Margin was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company did not achieve this goal. However, the Board awarded Mr. McTaggart a bonus of 5% of his base salary for this goal due to the narrow margin by which the Company missed this target.
4.	The Company completing capital projects under budget and on schedule for 2011, as approved and/or adjusted by the Board of Directors from time to time. The amount budgeted and time schedule were considered to be the minimum thresholds, but there was no maximum thresholds established for this target. The Board of Directors determined that if the Company completed capital projects under budget and on schedule for 2011, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company did not achieve this goal; however, the project expenses were significantly under budget which resulted in immediate savings to the Company as well as long term savings through water revenues generated by the plant. As a result, the Board awarded Mr. McTaggart a bonus of 15% of his base salary for his achievements relating to this goal.

5.	The Company obtaining at least one new capital project in 2011 on terms approved by the Board of Directors. The Board of Directors determined that if a capital project was obtained, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company achieved this goal.

The Board also elected to give Mr. McTaggart a discretionary bonus of 10% of his base salary.

Mr. McTaggart’s 2012 Goals
1.	The Company exceeding budgeted Net Income for 2012. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the net income and earnings per share targets were achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company achieved this goal.
2.	The Company exceeding “Adjusted Revenue” defined as budgeted Revenues for 2012 adjusted to exclude Energy Pass-Through Charges for 2012. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the “Adjusted Revenue” target was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company achieved this goal.
3.	The Company achieving a “Net Income Margin” in 2012 that exceeded the Net Income Margin for 2011. Net Income Margin is defined as Net Income divided by Revenues. The Net Income Margin for 2011 was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the Net Income Margin was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company achieved this goal.
4.	The Company completing capital projects under budget and on schedule for 2012, as approved and/or adjusted by the Board of Directors from time to time. The amount budgeted and time schedule were considered to be the minimum thresholds, but there was no maximum thresholds established for this target. The Board of Directors determined that if the Company completed capital projects under budget and on schedule for 2012, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company did not achieve this goal.
5.	The Company obtaining at least one new capital project in 2012 on terms approved by the Board of Directors. The Board of Directors determined that if a capital project was obtained, Mr. McTaggart would be entitled to a bonus in an amount equal to 20% of his base salary. The Company achieved this goal.

David W. Sasnett, Executive Vice President and Chief Financial Officer

Our Chief Financial Officer was entitled to an annual bonus for 2010, 2011 and 2012 in an amount not less than 25% of his then current base salary based on meeting certain performance goals agreed to with our Chief Executive Officer. The bonus paid to our Chief Financial Officer is paid in cash. In 2010, 2011 and 2012, our Chief Executive Officer set the performance goals listed below for the Chief Financial Officer. These performance goals are believed to be moderate to difficult goals and are considered in their entirety, as we do not place values or weights on any specific goals.

Mr. Sasnett’s 2010 Goals
1.	Revise and submit a proposal to Turks & Caicos government for a water franchise license. Mr. Sasnett achieved this goal.
2.	Select and retain local law firm to assist in negotiations with Turk & Caicos government for proposed franchise license. Mr. Sasnett achieved this goal.
3.	Complete an evaluation of Company-wide purchasing practices and implement comprehensive purchasing strategy. Mr. Sasnett achieved this goal.
4.	Prepare a valuation model and proposed organizational and financial structure for a possible acquisition. Mr. Sasnett did not achieve this goal.

Mr. Sasnett’s 2011 Goals

Mr. Sasnett’s 2011 performance goals were not directly tied to the financial performance of the Company. They included such matters as developing a business plan for a business opportunity in a new market, identifying and partnering with local partners in this new market, evaluating funding sources for a potential strategic acquisition and developing financial models for each of these opportunities. During the year, the Company changed its business objectives which caused some of Mr. Sasnett’s goals to no longer be applicable. The CEO determined that Mr. Sasnett had achieved 85% of the remaining objectives associated with his 2011 performance goals.

Mr. Sasnett’s 2012 Goals

Mr. Sasnett’s 2012 performance goals were not directly tied to the financial performance of the Company. The goals included developing and implementing a tax-optimized corporate structure for a new business venture, developing a capital plan for the Company’s business development projects, and successfully deploying several new business management systems and upgrades. The CEO determined that Mr. Sasnett had achieved all of the objectives associated with his 2012 performance goals.

Chief Operating Officer and Vice Presidents

For 2011 and 2012, our Vice President and Chief Operating Officer was entitled to an annual bonus in an amount not less than 25% of his then current base salary based on meeting the performance goals set forth below that were agreed to with our Chief Executive Officer. For 2010, 2011 and 2012, our Vice President of Overseas Operations was entitled to an annual bonus in an amount not less than 25% of his then current base salary based on meeting the performance goals set forth below that were agreed to with our Chief Executive Officer. For 2010, 2011 and 2012, our Vice President of Engineering & Technology was entitled to an annual bonus in an amount not less than 20% of his then current base salary based on meeting the performance goals set forth below that were agreed to with our Chief Executive Officer. These performance goals are believed to be moderate to difficult goals and are considered in their entirety, as we do not place values or weights on any specific goals. Their annual bonuses, if any, are paid to our Vice Presidents in cash.

John Tonner, Vice President and Chief Operating Officer

Mr. Tonner’s 2011 Goals

Mr. Tonner became our Chief Operating Officer in September 2011 and specific goals were not identified for that fiscal year. The CEO determined that Mr. Tonner’s 2011 performance was satisfactory.

Mr. Tonner’s 2012 Goals

Mr. Tonner’s 2012 performance goals were not directly tied to the financial performance of the Company. They included enhancing and optimizing the resources and capabilities of the Company’s engineering, project management, and technology development teams, providing engineering support and technical analysis for the Company’s business development initiatives in Mexico and Asia, and successfully executing the Company’s capital projects. The CEO determined that Mr. Tonner had achieved all of the objectives associated with his 2012 performance goals.

Ramjeet Jerrybandan, Vice President of Overseas Operations

Mr. Jerrybandan’s 2010 Goals
1.	Activate and utilize the “maintenance costs per asset” feature/capability of the Company’s computerized fixed asset maintenance and inventory management system for all operating locations to enable tracking of maintenance costs for each operating asset. Mr. Jerrybandan partially achieved this goal. His inability to fully complete this goal was due to factors beyond his control.
2.	Implement a predictive and preventive maintenance program for all plants under supervision. Mr. Jerrybandan achieved this goal.
3.	Implement a plant optimization program for all major plants under supervision. Mr. Jerrybandan achieved this goal.
4.	Meet or better the specific energy efficiencies contemplated in the 2010 budget for each desalination plant under supervision. Mr. Jerrybandan achieved this goal.

Mr. Jerrybandan’s 2011 Goals

Mr. Jerrybandan’s 2011 performance goals were not directly tied to the financial performance of the Company. They included such matters as undertaking a strategic initiative with respect to one of the Company’s operating businesses and preparing a strategy to secure the extension of an operating agreement in another one of the Company’s businesses. The CEO determined that Mr. Jerrybandan had achieved all of the objectives associated with his 2011 performance goals.

Mr. Jerrybandan’s 2012 Goals

Mr. Jerrybandan’s 2012 performance goals were not directly tied to the financial performance of the Company. The goals included expansion and integration of enhanced operational management tools across several group businesses and targeted key component(s) performance improvements at one of the Company’s businesses. The COO determined that Mr. Jerrybandan had achieved all of the objectives associated with his 2012 performance goals.

Gerard J. Pereira, Vice President of Engineering & Technology

Mr. Pereira’s 2010 Goals

Mr. Pereira’s 2010 performance goals were not directly tied to the financial performance of the Company. They included such matters as successfully preparing bids for new projects, establishing new partnerships in new markets, updating and executing the Company’s sales and marketing plan, evaluating certain specific long-term project opportunities, and expanding the Company’s presence within regional and international water organizations. The Board of Directors determined that Mr. Pereira had achieved 67% of the objectives associated with his 2010 performance goals.

Mr. Pereira’s 2011 Goals

Mr. Pereira’s 2011 performance goals were not directly tied to the financial performance of the Company. They included such matters as obtaining partnership agreements with other entities that specialize in complementary technologies, pursuing research and development opportunities with strategic partners and developing testing programs for new technology which could enhance the Company’s product offerings and performance. The CEO determined that Mr. Pereira had achieved 85% of the objectives associated with his 2011 performance goals.

Mr. Pereira’s 2012 Goals

Mr. Pereira’s 2012 performance goals were not directly tied to the financial performance of the Company. They included such matters as enhancing the capabilities and responsiveness of the engineering and technology departments, continuing research and development programs with strategic partners and developing testing programs for new technology which could enhance the Company’s product offerings and performance. The COO determined that Mr. Pereira had achieved all of the objectives associated with his 2012 performance goals.

In its discretion, the Committee may award bonus payments to our Vice Presidents or our Chief Financial Officer above or below the amounts specified in their respective employment agreements. These bonus provisions are intended, in accord with our compensation philosophies and objectives, to align executive interests with shareholder interests.

Unless the provisions in our employment agreements relating to incentive compensation are amended, our Named Executive Officers will continue to receive incentive-based compensation as set forth above. As the employment agreements come up for renewal, the Committee plans to review compensation paid to our Named Executive Officers to ensure that their compensation levels are competitive and have the right mix of incentive-based compensation.

Equity Incentives.  We believe that equity ownership is one of the more effective means of aligning the interests of our Named Executive Officers with those of our shareholders.

Under employment agreements with our Chief Financial Officer and Vice Presidents that became effective January 1, 2008, these individuals receive options to purchase common shares under the 2008 Equity Incentive Plan, which was approved by our shareholders in May 2008. Under the 2008 Equity Incentive Plan,

we may grant directors, executives and key employees, including our Chief Financial Officer and Vice Presidents, stock options, restricted stock, restricted stock units, stock equivalents and awards of common shares. The Compensation Committee selects participants to receive awards and determines the terms and conditions of each award, including the number of common shares subject to awards, the price, if any, a participant pays to receive or exercise an award, the time or times when awards vest or may be exercised, settled or forfeited, any performance goals, restrictions or other conditions to vest in, exercise, or settle awards, and the effect on awards of the disability, death, or termination of service of participants.

In determining the number of options to be granted to our Vice Presidents in 2010, 2011 and 2012, we took into account the individual’s ability to affect profits and shareholder value, the individual’s historic and recent performance and the value of stock options in relation to other elements of total compensation.

All stock options granted to our Named Executive Officers in 2010, 2011 and 2012 incorporate the following features:

•	the options vest one-third per year over three years beginning on the first anniversary of the date of grant;
•	the options expire with regard to vested shares three years from the applicable vesting date; and

We decided to use stock options as a long-term incentive vehicle for our Chief Executive Officer, Chief Financial Officer and our Vice Presidents because:

•	stock options align the interests of executives with those of our shareholders, support a pay-for-performance culture, foster employee stock ownership, and focus our management team on increasing value for our shareholders;
•	stock options are performance based (i.e., all of the value received by the recipient from a stock option is based on the growth of the stock price above the option price); and
•	the vesting terms for stock options create incentive for increases in shareholder value over a longer term and encourages executive retention.

Pension Plan

As with every employer in the Cayman Islands, we are required by the National Pension Law to provide a pension plan for our employees in the Cayman Islands. We belong to the Cayman Islands Chamber Pension Plan, the Ocean Conversion Staff Pension Plan and the Fidelity Pension Plan in the Cayman Islands. The Chamber Pension Plan is a non-profit entity, which is administered by the Bank of Butterfield, the Ocean Conversion Staff Pension Plan has as its trustee Colonial Private Trustee Limited and is administered by the British Caymanian Insurance Company Ltd, and the Fidelity Pension Plan is administered by Fidelity Pension Services (Cayman) Limited who are also the trustees of the plan.

Under the Cayman Islands National Pensions Law, all employees between the ages of 18 and 60 must contribute a specified minimum percentage of their earnings to a pension plan. Until recently, the exact percentage of contributions varied according to the age of each employee. Since June 1, 2002, however, all employees must contribute 5% of their earnings to a pension plan. An employee also has the option of contributing more than the prescribed minimum. We are required to match the contribution of the first 5% of each participating employee’s salary to a maximum of $72,000. Employees earning more than $72,000 are not required to make contributions on amounts over $72,000. All contributions by our employees are collected by us and paid into the various pension plans on a monthly basis.

All three plans are defined contribution plans, and as such the amount that an employee receives upon retirement is directly related to the amount contributed to the plan by the employee while working. Once an employee retires (employees become eligible for retirement at age 60 in the Cayman Islands), an employee has the following options for receiving benefits:

•	Receive a cash payout if the employee’s retirement savings is less than $6,000;
•	Transfer the retirement savings to a life annuity for investment by a life insurance company and payment of a regular income stream to the employee for the remainder of the employee’s life (and the employee’s spouse’s life if the employee is married at the time of retirement); or
•	Transfer the retirement savings to a Retirement Savings Arrangement account with an approved provider or bank and receive regular income payments until the account is depleted.

Perquisites and Other Personal Benefits

Pursuant to our Chief Executive Officer’s employment agreement, we provided him with an automobile expense allowance of $950 per month in 2010, $1,000 per month in 2011 and $1,050 in 2012. Pursuant to our Chief Financial Officer’s current and former employment agreements, we provided him with an automobile expense allowance which amounted to $950 per month in 2010, $1,000 in 2011 and $1,050 in 2012. Pursuant to the employment agreement with our Vice President of Overseas Operations and Vice President of Product Technology, we provided each of them with an automobile expense allowance of $950 per month in 2010, $1,000 per month in 2011 and $1,050 in 2012. Pursuant to the employment agreement with our Vice President and Chief Operating Officer, we provided him with an automobile expense allowance of $850 per month in 2011, and $900 per month in 2012.

Termination-Based Compensation

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

i.	the death of the Named Executive Officer;
ii.	the Named Executive Officer being adjudicated bankrupt;
iii.	the Named Executive Officer giving six months’ notice of termination; and
iv.	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Island law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Island law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be relieved of his duties. In the case of all Named Executive Officers other than our Chief Financial Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer for a period of two years. In the case of our Chief Financial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year.

If our Chief Financial Officer’s employment agreement is terminated by our Chief Financial Officer upon six months’ notice or due to his commission of an act or omission that could result in material harm to us, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer and Chief Financial Officer are entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Our Chief Executive Officer’s employment agreement provides for a lump sum severance payment equal to 24 months and our Chief Financial Officer’s employment agreement provides for a lump sum severance payment of 12 months, of their then current respective base salary if their employment is terminated without cause or if their employment agreements are not renewed. The Committee negotiated our Chief Executive Officer’s severance package to provide him an amount equal to his base salary for the length of his non-competition arrangement with us. Based upon the data reviewed by the Committee, we believe that our Chief Executive Officer’s and Chief Financial Officer’s severance packages are generally in line with severance packages offered to executive chief executive officers and chief financial officers of comparable companies.

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer may elect to terminate his employment and receive a lump sum payment equal to three times his then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangement, the Committee recognizes the importance to the Company and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

Our Chief Financial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 36 months of his then current base salary. After reviewing the practices of companies represented in the compensation data we obtained, the Committee negotiated our Chief Financial Officer’s Change in Control arrangement to provide him an amount equal to three times his base salary. We believe that our Chief Financial Officer’s Change in Control arrangement is generally in line with such arrangements offered to chief financial officers of comparable companies.

For the purposes of this discussion, a “Change of Control” means where: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 30% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2011 and this proxy statement.

Submitted by the Members of the 2012 Compensation Committee

Carson K. Ebanks
Richard L. Finlay
Clarence B. Flowers, Jr.
Raymond Whittaker

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our (1) Chief Executive Officer, (2) Chief Financial Officer and (3) our three other most highly compensated executive officers based upon total compensation (collectively, our “Named Executive Officers”) for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Frederick W. McTaggart Chief Executive Officer	2012	411,841	247,105	82,368	—	—	16,200	757,514
	2011	411,841	277,993	92,664	159,948	—	15,600	958,047
	2010	399,845	97,502	32,498	—	—	12,300	542,145
David W. Sasnett Executive VP & Chief Financial Officer	2012	277,200	69,300	—	—	—	12,600	359,100
	2011	265,225	66,310	—	129,444	—	12,000	472,979
	2010	257,500	64,375	—	—	—	11,400	333,275
John Tonner(6) VP & Chief Operating Officer	2012	238,550	85,000	—	—	—	10,800	334,350
	2011	58,750	19,585	—	62,717	—	3,400	144,452
	2010	—	—	—	—	—	—	—
Ramjeet Jerrybandan VP Overseas Operations	2012	151,200	45,360	—	—	—	16,200	212,760
	2011	145,873	47,500	—	80,902	—	15,600	289,875
	2010	141,625	40,000	—	—	—	15,000	196,625
Gerard J. Pereira VP Product Technology	2012	151,200	49,896	—	—	—	16,200	217,296
	2011	145,873	35,000	—	64,724	—	15,600	261,197
	2010	141,625	27,500	—	—	—	15,000	184,125

(1)	Bonus amounts have been determined pursuant to the bonus terms outlined in our Named Executive Officers’ respective employment agreements.
(2)	Under the terms of Mr. McTaggart’s employment agreement, his bonus was to be paid 75% in cash and 25% in common shares, valued at the market price at the close of trading on December 31, of the relevant fiscal year. As a result, Mr. McTaggart received ordinary shares of 11,131, 10,800 and 3,544 during 2012, 2011 and 2010, respectively.
(3)	Options amounts for 2011 have been determined pursuant to the option terms outlined in our Named Executive Officers' respective employment agreements. The value of these awards has been determined using the Black-Sholes option pricing model. Stock options expense recognized for financial reporting purposes for options granted to these executives was $185,040, $264,191 and $87,410 for the years ended December 31, 2012, 2011, and 2010, respectively.
(4)	Our Named Executive Officers did not receive non-equity incentive plan compensation in 2012, 2011 or 2010.
(5)	Represents (i) pension plan contributions of $3,600 for Frederick W. McTaggart, Ramjeet Jerrybandan and Gerard Pereira for 2012, 2011 and 2010; (ii) car allowance of $12,600, $12,000 and $11,400 for Mr. Sasnett, Mr. Jerrybandan and Mr. Pereira for 2012, 2011 and 2010, respectively; (iv) car allowance of $10,800 and $3,400 for Mr. Tonner for 2012 and 2011 (September through December), respectively; (v) car allowance of $12,600, $12,000 and $8,700 for Frederick W. McTaggart for 2012, 2011 and 2010, respectively.
(6)	Mr. Tonner joined our company in September 2011.

Employment Agreements

Frederick W. McTaggart — President and Chief Executive Officer

On January 1, 2004, we entered into a three-year employment agreement with Frederick W. McTaggart, our President and Chief Executive Officer, pursuant to which he was paid $200,000 per annum through December 31, 2007. This agreement is subject to extension each year upon mutual agreement such that the term will be for three years from January 1st of the next following year which is currently through December 31, 2014. If we terminate Mr. Frederick McTaggart without cause, he is entitled to twice the annual remuneration set out in this agreement, adjusted for any annual increases received.

On September 14, 2007, we amended the employment agreement with Mr. McTaggart. Commencing January 1, 2008, Mr. McTaggart’s annual base salary increased to $375,000. On September 9, 2009, we amended the employment agreement with Mr. McTaggart. Under the terms of the amended agreement, Mr. McTaggart’s bonus, in an amount not to exceed 100% of his then-current annual compensation, will be calculated as follows: (a) 25% of base salary if we achieve our budgeted net income, excluding operations in the British Virgin Islands for 2009; (b) 25% of base salary if we exceed our budgeted “Adjusted Revenues,” calculated as our budgeted revenue minus budgeted “Energy Pass Through Charges;” (c) 25% of base salary if we improve our “Income from Operations Margin,” calculated as our budgeted income from operations divided by our budgeted revenue; and (d) 25% of base salary if we complete projects under our capital budget and on schedule.

The annual bonus, if any, will be paid 75% in cash and 25% in our common shares valued at the market price at the close of trading on December 31, of the relevant fiscal year (or if such day is not a trading day, at the close of trading on the preceding trading day). Finally, Mr. McTaggart will be entitled to a discretionary bonus in an amount and form as determined at the sole discretion of the Board of Directors. Pursuant to NASDAQ rules, the payment of a bonus in stock must be approved by the shareholders of the Company.

Mr. McTaggart is also entitled to a monthly automobile expense allowance that increases by $50 per month on the first of each new fiscal year.

In 2011, we granted Mr. McTaggart options to purchase 35,000 common shares at an exercise price of $10.68 per share. These options vest in tranches of 11,666 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

David W. Sasnett — Executive Vice President & Chief Financial Officer

Effective January 1, 2008, we entered into a two-year employment agreement with Mr. Sasnett, our Executive Vice President and Chief Financial Officer, which employment agreement has been extended through December 31, 2014. Under the terms the employment agreement, Mr. Sasnett is entitled to an annual base salary and a performance bonus equal to 25% of Mr. Sasnett’s then current base salary if performance goals to be agreed upon by the Company’s Chief Executive Officer and Mr. Sasnett are met. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Sasnett a bonus in excess of 25% of Mr. Sasnett’s base salary. Mr. Sasnett is also entitled to a monthly automobile expense allowance that increases by $50 per month on the first of each new fiscal year. If the Chief Executive Officer of the Company or the Company decide not to extend the term of the employment agreement, the term of the employment agreement will expire on December 31 of the year in which such decision is made and the Company will be obligated to pay Mr. Sasnett, in cash, a severance payment equal to his base salary on the expiration date.

In 2008, we granted Mr. Sasnett options to purchase 22,200 common shares at an exercise price of $30.48 per share. These options vested in tranches of 7,400 shares each on January 1, 2009, 2010 and 2011 and expire three years from the applicable vesting date. We granted Mr. Sasnett additional options in March 2009 to purchase 22,149 ordinary shares at an exercise price of $7.90. These options vested or will vest in tranches of 7,383 each on March 19, 2010, 2011 and 2012 and expire three years from the applicable vesting date. In 2011, we granted Mr. Sasnett options to purchase 28,325 common shares at an exercise price of $10.68 per share. These options vest in tranches of 9,441 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

John Tonner — Vice President and Chief Operating Officer

Effective September 1, 2011, we entered into an employment agreement with Mr. Tonner. Under the terms this employment agreement, Mr. Tonner is entitled to an annual base salary and a performance bonus of not less than 25% of Mr. Tonner’s base salary for the year pursuant to the completion of Performance Goals agreed between Mr. Tonner and the Chief Executive Officer of the Company. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Tonner a bonus in excess of 25% of Mr. Tonner’s base salary. The performance bonus must be paid entirely in cash.

In 2011, we granted Mr. Tonner options to purchase 18,000 common shares at an exercise price of $9.11 per share. These options vested or will vest in tranches of 6,000 shares each on July 15, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

Pursuant to the terms of the employment agreement, we provide Mr. Tonner with a monthly automobile expense allowance, which amounted to $3,400 and $10,800 in 2011 and 2012, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Ramjeet Jerrybandan — Vice President of Overseas Operations

Effective January 1, 2008, we entered into an employment agreement with Mr. Jerrybandan. Under the terms this employment agreement, Mr. Jerrybandan is entitled to an annual base salary and a performance bonus of not less than 25% of his base salary for the year pursuant to the completion of performance goals agreed to between Mr. Jerrybandan and the Chief Executive Officer of the Company. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Jerrybandan a bonus in excess of 25% of Mr. Jerrybandan’s base salary. The performance bonus must be paid entirely in cash.

In 2008, we granted Mr. Jerrybandan options to purchase 17,700 common shares at an exercise price of $30.48 per share. These options vested in tranches of 5,900 shares each on January 1, 2009, 2010 and 2011 and expire three years from the applicable vesting date. We granted Mr. Jerrybandan additional options in March 2009 to purchase 19,956 ordinary shares at an exercise price of $7.90. These options vested or will vest in tranches of 6,652 each on March 19, 2010, 2011 and 2012 and expire three years from the applicable vesting date. In 2011 we granted Mr. Jerrybandan options to purchase 17,703 common shares at an exercise price of $10.68 per share. These options vested or will vest in tranches of 5,901 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

Pursuant to the terms of the employment agreement, we provide Mr. Jerrybandan with a monthly automobile expense allowance, which amounted to $1,000 and $1,050 in 2011 and 2012, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Gerard J. Pereira — Vice President of Engineering & Technology

Effective January 1, 2008, we entered into an employment agreement with Mr. Pereira. Under the terms this employment agreement, Mr. Pereira is entitled to an annual base salary and a performance bonus of not less than 20% of Mr. Pereira’s base salary for the year pursuant to the completion of performance goals agreed between Mr. Pereira and the Chief Executive Officer of the Company. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Pereira a bonus in excess of 20% of Mr. Pereira’s base salary. The performance bonus must be paid entirely in cash.

In 2008, we granted Mr. Pereira options to purchase 13,275 common shares at an exercise price of $30.48 per share. These options vested in tranches of 4,425 shares each on January 1, 2009, 2010 and 2011 and expire three years from the applicable vesting date. The Company granted Mr. Pereira additional options in March 2009 to purchase 11,775 ordinary shares at an exercise price of $7.90. These options vested or will vest in tranches of 3,925 each on March 19, 2010, 2011 and 2012 and expire three years from the applicable vesting date. In 2011 we granted Mr. Pereira options to purchase 14,163 common shares at an exercise price of $10.68 per share. These options vested or will vest in tranches of 4,721 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

Pursuant to the terms of the employment agreement, we provide Mr. Pereira with a monthly automobile expense allowance, which amounted to $1,000 and $1,050 in 2011 and 2012, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of December 31, 2012 for each Named Executive Officer.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Option Exercise Price	Option Grant Date(1)	Option Expiration Date(2)
Name	Exercisable	Unexercisable
Frederick W. McTaggart	11,667	23,333	10.68	02/22/11	02/22/17
David W. Sasnett	14,800	—	30.48	05/14/08	01/01/14
	22,149	—	7.90	03/19/09	03/19/15
	9,442	18,883	10.68	02/22/11	02/22/17
John Tonner	6,000	12,000	9.11	07/15/11	07/15/17
Ramjeet Jerrybandan	11,800	—	30.48	05/14/08	01/01/14
	19,956	—	7.90	03/19/09	03/19/15
	5,901	11,802	10.68	02/22/11	02/22/17
Gerard J. Pereira	8,850	—	30.48	05/14/08	01/01/14
	11,775	—	7.90	03/19/09	03/19/15
	4,721	9,442	10.68	02/22/11	02/22/17

(1)	These options vest annual in equal tranches beginning on the first anniversary of the date of grant, except the options granted on May 14, 2008, which vested in equal tranches on each of January 1, 2009, 2010 and 2011.
(2)	These options expire three years from the applicable vesting date.

Option Exercises and Stock Vested

No stock options were exercised by the Named Executive Officers and no shares vested to the Named Executive Officers during the year ended December 31, 2012.

Pension Benefits

We do not have any defined benefit plans and only offer defined contribution plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified deferred contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

The section below describes the payments that may be made to Named Executive Officers upon termination or Change in Control, as defined below, pursuant to individual agreements. For payments made to a participant upon a retirement other than in connection with termination or a Change in Control, see Pension Benefits above.

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

•	the death of the Named Executive Officer;
•	the Named Executive Officer being adjudicated bankrupt;

•	the Named Executive Officer giving six months’ notice of termination; and
•	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Island law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Island law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be terminated. In the case of all Named Executive Officers other than our Chief Financial Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer for a period of two years. In the case of our Chief Financial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year.

Assuming our Named Executive Officers’ employment were terminated on December 31, 2012 due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the compensation due to our Named Executive Officers would be as set forth in the following table.

Name	Salary ($)	Medical Insurance ($)	Pension Fund Contribution ($)	Total Compensation ($)
Frederick W. McTaggart	2,000	42,744	7,200	51,944
David W. Sasnett	1,000	25,244	—	26,244
John Tonner	2,000	50,488	—	52,488
Ramjeet Jerrybandan	2,000	20,001	7,200	29,201
Gerard J. Pereira	2,000	23,636	7,200	32,836

If our Chief Financial Officer terminates his employment agreement with six months’ prior notice or if we terminate his employment agreement due to his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Island law, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer and Chief Financial Officer are entitled to receive severance payments under their employment agreements. Our Chief Executive Officer’s and Chief Financial Officer’s employment agreements provide for a lump sum severance payment equal to 24 months and 12 months, respectively, of their then current respective base salary if their employment is terminated without cause or if their employment agreements are not renewed. The Committee negotiated our Chief Executive Officer’s severance packages to provide him an amount equal to their base salary for the length of his non-competition arrangement with us. The following table sets forth the total amount of severance payments that would be made to Messrs. McTaggart and Sasnett if their employment agreements were terminated without cause as of December 31, 2012:

Name	Severance ($)
Frederick W. McTaggart	823,682
David W. Sasnett	277,200

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer may elect to terminate his employment and receive a lump sum payment equal to three times his then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangement, the Committee recognizes the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

Our Chief Financial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 36 months of his then current base salary. After reviewing the practices of companies represented in the compensation data we obtained, the Committee negotiated our Chief Financial Officer’s Change in Control arrangement to provide him an amount equal to three times his base salary. We believe that our Chief Financial Officer’s Change in Control arrangement is generally in line with such arrangements offered to chief financial officers of comparable companies.

For the purposes of this discussion, a “Change of Control” means where: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 50% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

The following table sets forth the total amount of change in control payments that would be made to Mr. Sasnett if his employment agreement was terminated upon a “Change in Control” as of December 31, 2012:

Name	Change In Control ($)
David W. Sasnett	831,600

Director Compensation

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frederick W. McTaggart	—	—	—
David W. Sasnett	—	—	—
Brian E. Butler*	41,650	11,930	53,580
Carson K. Ebanks*	37,900	9,054	46,954
Richard L. Finlay*	40,250	11,361	51,611
Clarence B. Flowers, Jr.*	37,900	11,936	49,836
Wilmer F. Pergande*(2)	145,525	14,432	159,957
Leonard J. Sokolow*(3)	59,525	14,432	73,957
Raymond Whittaker*(4)	75,050	15,012	90,062

*	The Board of Directors has determined that each of such persons is an “independent director” under the corporate governance rules of NASDAQ.

(1)	Represents fair value on the date of grant.
(2)	Of the $145,525 fees earned or paid in cash, $18,875 is related to director fees from Consolidated Water (Bahamas) Limited, $30,000 is related to director fees from N.S.C. Agua, S.A. de C.V, and $12,000 is related to directors fees from our affiliate, Ocean Conversion (BVI) Ltd.
(3)	Of the $59,525 fees earned or paid in cash, $10,000 is related to director fees from N.S.C. Agua, S.A. de C.V.
(4)	Of the $75,050 fees earned or paid in cash, $10,000 is related to director fees from Consolidated Water (Belize) Limited and $20,000 is related to directors fees from our affiliate, Ocean Conversion (BVI) Ltd.

Director Compensation Policy

Our Chairman receives an annual retainer of $58,000 in addition to the meeting and attendance fees paid to each non-executive director.

Each director who is not an executive officer is entitled to an annual retainer of $18,000 and an attendance fee of $3,000 for each quarterly Board of Directors’ meeting attended, and $1,000 for any additional Board of Directors’ meetings attended.

Each director who is a member of the Audit Committee is entitled to an attendance fee of $1,100 for each Audit Committee meeting attended, except for the chairman of the Audit Committee who is entitled to $1,850 for each Audit Committee meeting attended.

Each director who is a member of the Compensation Committee is entitled to an attendance fee of $1,100 for each Compensation Committee meeting attended, except for the chairman of the Compensation Committee who is entitled to $1,850 for each Compensation Committee meeting attended.

Each director who is a member of the Executive Committee or other special committee of the Board of Directors is entitled to an attendance fee of $400 for each committee meeting attended.

Each director who is a member of the Nominations and Corporate Governance Committee is entitled to an attendance fee of $1,100 for each Nominations Committee meeting attended, except for the chairman of the Nominations and Corporate Governance Committee who is entitled to $1,850 for each Nominations and Corporate Governance Committee meeting attended.

In addition, under the non-executive directors share grant plan, each director receives common shares worth the share equivalent of $2,000 for each quarterly Board of Directors meeting and $600 for each Committee meeting attended. The common shares are calculated by dividing the accumulated share attendance fees by the prevailing market price on October 1st of the preceding year.

Directors who are executive officers on our Board of Directors are not entitled to an annual retainer or any attendance fees.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors consists of Messrs. Ebanks, Finlay, Flowers and Whittaker. No member of the Compensation Committee is, or at any time in the past has been, an officer or employee of the Company or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company was a foreign private issuer until December 31, 2012. Therefore, our officers, directors and beneficial owners of more than 10% of our registered equity securities were not subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, during our most recent fiscal year.

Transactions With Related Persons

The Company has a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of the Company’s directors or nominees for director, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is in the best interests of the Company.

Pursuant to an amended and restated Management Services Agreement dated December 1, 2003 between DesalCo Limited. (a wholly-owned subsidiary of CWCO) and the Company, DesalCo Limited provides the Company with management, administration, finance, operations, maintenance, engineering and purchasing services, and is entitled to be reimbursed for all reasonable expenses incurred on behalf of the Company. The Company incurred fees of $468,620, $317,506 and $656,738 related to this management services agreement for the years ended December 31, 2012, 2011 and 2010, respectively, and as of December 31, 2012 had accounts payable of $110,544 (2011: $140,864) due to DesalCo Limited for fees and expenses paid by DesalCo Limited on behalf of the Company.

Pursuant to a Management Services Memorandum effected January 1, 2004 between the Class B Directors who at any point in time represent Sage Water Holdings (BVI) Limited, and the Company, the Class B directors provide the Company with delegated operational matters, general management of local business matters, donation, sponsorship and public relations activities, and are entitled to an annual fixed fee of $75,379 and a profit sharing bonus equal to 2% of the Company’s income before depreciation, interest (income and expense), and other expenses not directly related to the operation of the Company. The Company incurred fees of $157,533, $50,087 and $230,785 related to this management services memorandum for the years ended December 31, 2012, 2011 and 2010, respectively and as of December 31, 2012 had accounts payable of $13,685 (2011: $4,234) due to Sage Water Holdings (BVI) Ltd.

Pursuant to a Services Agreement effective November 30, 2012 between the Company and Sage Utilities Holdings (BVI) Limited, the Company provides Sage Utilities Holdings (BVI) Limited with operations, maintenance, engineering, and purchasing services, and is entitled to a monthly fixed fee of $39,325 for the first two months of the Services Agreement, thereafter reduced to $35,325 per month. The Company recorded revenue of $39,325 related to this services agreement for the year ended December 31, 2012.

As of December 31, 2012, the Company had accounts payable of $1,910, (2011: $3,526) related to the reimbursement of expenses paid by CWCO, Aquilex, Inc. and DesalCo Limited.

Stock Performance Graph

The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company’s Ordinary Shares, (ii) the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and (iii) the Peer Group Index. The peer group is comprised of Middlesex Water Co., Connecticut Water Service Inc., American States Water Co., California Water Service Group and Artesian Resources Corp. The year-end values of each investment are based on share price appreciation and the reinvestment of all dividends.

Historical stock price performance shown on the performance graph is not necessarily indicative of future stock price performance.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
VALUE OF $100 INVESTED ON DECEMBER 31, 2007

	Consolidated Water Co. Ltd.	S&P 500 Index	Peer Group Index
2007	$100.00	$100.00	$100.00
2008	49.62	61.51	100.01
2009	56.73	75.94	97.66
2010	36.40	85.65	100.59
2011	34.06	85.65	99.94
2012	29.38	97.13	101.45

OTHER MATTERS

Deadline for Shareholder Proposals

Shareholder proposals intended to be presented under Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and accompanying proxy for the 2013 Annual Meeting of Shareholders, including nomination of an individual for election as a director at the 2014 Annual Meeting of Shareholders, must be received at the Company’s principal executive offices in the Cayman Islands, on or before December 10, 2013 and must meet all the requirements of Rule 14a-8. To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, see “Committees of the Board of Directors.”

Proposals and other notices should be sent to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three,
4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. This means that only one copy of the Company’s proxy statement, annual report and Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of the documents to you if you notify the Company’s Secretary at the Company’s executive offices of your desire to receive additional copies. If you wish to receive separate copies of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company’s Secretary at the Company’s executive offices.

Financial Statements and Exhibits to Form 10-K

The Company financial statements are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 that was filed with the SEC on March 13, 2013, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered a part of this soliciting material.

The Company’s 2012 Annual Report which is included with this proxy statement does not include copies of the exhibits to that filing. The Company will furnish any such exhibits by request sent to the Company’s Secretary.

Other Matters

Management knows of no matters that are to be presented for action at the meeting other than the matters set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their judgment on such matters.

The Company will make available a list of shareholders of the Company before the close of business on May 17, 2013 for inspection during normal business hours from 8:30 a.m. through 4:30 p.m., at the Company’s corporate headquarters located at Regatta Office Park, Windward Three, 4th Floor, West Bay Road, Grand Cayman, KY1-1102, Cayman Islands. The list will also be available for inspection during the meeting.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58937-P35269

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CONSOLIDATED WATER COMPANY LIMITED

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Director			
Nominee:			
Brian E. Butler	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report 2. Notice & Proxy Statement

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 7, 2013 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M58940-P35269

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Director

   Nominee:

   Brian E. Butler

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. An advisory vote on executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M58941-P35269